TIAA-CREF Life Insurance Company 730 Third Avenue New York, NY 10017-3206 212 490-9000 1 800 223-1200

Your Flexible Premium Variable Universal Life Insurance Policy

PLEASE READ THIS POLICY CAREFULLY. This policy is a legal contract between the owner and TIAA-CREF Life Insurance Company. This policy is issued in consideration of the application and the payment of the first premium.

Subject to the conditions specified in this policy, you may request to accelerate part of this policy’s death benefit. The receipt of an Accelerated Death Benefit payment may be taxable. As with all tax matters, you should consult a personal tax advisor before requesting an Accelerated Death Benefit payment. The death benefit and any accumulation values and cash values, and, if applicable, premium payments or cost of insurance charges, will be reduced if an accelerated death benefit is paid.

About this policy

Throughout this document, you and your mean the owner or owners of the policy named in the application or in any later change shown in our records. We, us and our refer to TIAA-CREF Life Insurance Company.

Your right to cancel this policy

During the right to cancel period, you have the right to cancel this policy and return it to us for a refund of your premium payments. The right to cancel period ends [30] days after you receive this policy. To cancel your policy, you must deliver or mail this document to us, along with a cancellation notice in a form satisfactory to us. If you send it by mail, it must be postmarked before the end of the right to cancel period, properly addressed and postage prepaid.

If you have any questions

If you have any questions about your policy or any of our other services, please contact our administrative office at:

TIAA-CREF Life Insurance Company, [Insurance Service Center, P.O. Box XXX, Atlanta, GA 31139 or you may call us at Tel: 1 877 694 0305]

Key features of your Flexible Premium Variable Universal Life Insurance Policy

•	Adjustable death benefit

•	Flexible premiums payable during the insured’s lifetime

•	Premiums can be allocated to the fixed accounts and/or to our investment accounts

•	No-Lapse Guarantee period

•	Charitable Giving Benefit

•	Policy value, death benefit and length of coverage can be variable or fixed according to the provisions of this policy and may increase or decrease depending on investment performance

•	Minimum death benefit and the method for determining the amount of your death benefit are described in The death benefit provision of this policy

•	Pays death benefit proceeds when the person insured by the policy dies

•	Can be cashed in for its cash surrender value

•	Non-Participating policy. This policy does not pay dividends

•	Accelerated Death Benefit option, but you should consult a personal tax advisor first because the payment may be taxable

TMVUL2011	Page 1

About your contract

Your contract with us includes your application, this policy and any riders or endorsements that are attached to it. It also includes applications that are attached for any later changes you made to the policy.

We have assumed that all statements you made in your applications are true to the best of your knowledge and belief. We relied on these statements when we issued this policy. These statements in the absence of fraud are representations only — they are not warranties. We will only use these statements to cancel this policy or contest a claim if you made a material misrepresentation in your application.

Only our President, a Vice President or the Secretary may change the terms of this policy or waive any of our rights or requirements under it.

You will find the detailed terms of your policy in sections 2 and 3 of this document followed by the terms of any riders you have added. Section 1 is intended to be a summary only.

TMVUL2011	Page 2

This document provides you with extensive information about your life insurance policy. Please read it carefully and keep it in a safe place. We have divided it into three main sections.

Section 1 — A summary of your policy

This section is a brief summary of your policy. It tells you your policy’s key values, benefits and charges, and reminds you of the choices you made on your application.

Section 2 — How your policy works

This section describes how the main benefits and features of your policy work. It also explains the changes you can make to your policy and other things you can do under it.

Policy ownership and beneficiaries	13
Who owns your policy
About your beneficiaries

The death benefit	15
What we pay to your beneficiaries
When we pay death benefit proceeds
Understanding the minimum death benefit
How death benefit proceeds are calculated
Changing your death benefit option
Changing the total Face Amount
Surrender Charge on Decrease in Total Face Amount
Scheduled Face Amount increases
Accelerated death benefit
Charitable giving benefit

All about premiums	20
Making premium payments
Limits on the premium payments you can make
Allocating your premiums

Your investment options	23
The fixed account options
The investment accounts
Transferring among investment options
Dollar cost averaging transfer program
Automatic account rebalancing program
About the separate account

Loans, withdrawals and surrenders	27
About loans
Making withdrawals
Surrendering your policy
Surrender charges

TMVUL2011	Page 3

Your policy value	30
How we calculate your policy value
Monthly charges

Lapsing and reinstatement	33
About lapsing
No-lapse guarantee period
Reinstating your policy

Payment methods for the death benefit proceeds and cash surrender value	34

Other things to know about your policy	35
Entire contract
Statements and reports we will send you
Illustration
Communicating with us
When we process payments
Misstatement of age or sex
Contesting the validity of your policy
If the person insured by the policy commits suicide
Policy calculations
Dividends

Section 3 — Some definitions
This section explains some of the key terms we have used in the policy		38

[Riders added	Attached]
[Waiver of Monthly Charges Rider
Enhanced Cash Value Rider
Long Term Accumulation Rider]

[Endorsements added	Attached]
[Aviation Limitation Endorsement
Overloan Protection Endorsement]

TMVUL2011	Page 4

Section 1 — A summary of your policy
Policy information	Policy owner [JOHN DOE] Plan Flexible Premium Variable Universal Life Insurance Policy number [12345678] Minimum Face Amount $[100,000.00]

Person insured by the policy [JOHN DOE] Issue age [35] Gender [MALE] Underwriting class [PREFERRED PLUS NON TOBACCO]

Issue date [01/01/2013] Policy date [01/01/2013] Monthly charge date [1]
Policy benefits	Total Initial Face Amount $[100,000.00] Initial Base Face Amount $[100,000.00] Initial Supplemental Face Amount $[0.00] Death benefit option [A - Level]
[Initial Charitable Giving Benefit $1,000.00]

You can increase or decrease the Initial Face Amount while your policy is in force. We will pay the death benefit proceeds to your beneficiary(ies) when the person insured by this policy dies. You can have the proceeds paid in a lump sum or you can choose one of our other payment methods.

If the person insured by this policy has a terminal illness, you can apply to get part of the death benefit early.
[Riders [and endorsements] you have added]

[You have chosen to add the following rider [s] [and endorsement (s)] to your policy:]

[Overloan Protection Endorsement]

[Aviation Limitation Endorsement]

[Enhanced Cash Value Rider]

[Long Term Accumulation Rider]

]

[Waiver of Monthly Charges Rider

Rider Issue Date 01/01/2013

Disability must begin before 01/01/2043

Initial waiver of monthly charges factor : 4.00% ]

TMVUL2011	Page 5

About your	Minimum first premium $[100.00]
premium	Planned premium $[750.00]
payments	Frequency of your planned premium [ANNUAL]

No-Lapse Guarantee Period for base Face Amount [240 months]

No-Lapse Guarantee Period for supplemental Face Amount 60 months

Minimum Monthly No-Lapse Premium $[53.00]

You can choose the amount and timing of your premium payments within certain limits. The planned premium is the scheduled premium you chose on your application. You do not have to pay your planned premiums, but if you do not, your policy may lapse and your coverage may end if the policy value less any outstanding loan is less than the deduction for the monthly charge when it is due.

Even if you pay all of your planned premiums, your policy may still lapse and your coverage may end if the policy value less any outstanding loan is less than the deduction for the monthly charge when it is due. We will give you a grace period of 61 days to make a minimum payment that is equal to any unpaid monthly charges plus three current monthly charges. If you do not pay it before the end of the grace period, your policy will lapse.

During the No-Lapse Guarantee Period for base Face Amount shown above, the policy will not terminate by reason of insufficient value if the policy satisfies the minimum premium test as described in the Lapsing and Reinstatement section. The No-Lapse Guarantee Period begins on the policy date.

The amount of coverage, and the length of time that your policy remains in force, depends on:

• the amount and timing of your premium payments,

• whether you change the total Face Amount or your death benefit option,

• the withdrawals you take or loans you make,

• the investment performance of the investment accounts,

• the amount of the monthly charges and premium expense charges,

• the interest rates on the fixed account options and loan account, and

• whether you change rider benefits.
Tax test	Tax test [GUIDELINE PREMIUM TEST]

[Initial Guideline Level Premium [ $1.249.78]]

[Initial Guideline Single Premium [ $15.067.91]]

TMVUL2011	Page 6

How your premium payments are allocated	We deduct a premium expense charge from each premium payment you make, and then allocate your net premium to the investment options you choose.
We allocate your first net premium payment — and all premium payments you make during the right to cancel period — to the money market account.
Within five days after the end of the right to cancel period, we will allocate policy value in the money market account to the investment accounts you chose in your most recent allocation instructions.

We will allocate any premium payments you make after the right to cancel period to the investment options you selected, from your most recent allocation instructions, unless you tell us otherwise. You can transfer among investment options within the limits described in this policy. You may also change your allocations within the limits described in this policy.

Policy value	The value of your policy can change daily. We calculate it by adding the total amount allocated to the investment accounts, the fixed account options and the loan account.

Policy value is not guaranteed – it depends on the amount and timing of your premium payments, the performance of the investment accounts you have chosen, the interest rates on the fixed account options and the loan account, policy charges, how much you have borrowed or withdrawn from the policy and the level of policy and rider benefits.

TMVUL2011	Page 7

The investment options	The guaranteed minimum annual effective interest rates credited in the Fixed Account and in the Enhanced Fixed Account are [2.50%] for policy value allocated to base Face Amount layers and [2.00%] for policy value allocated to supplemental Face Amount layers. We may choose to credit higher rates in these accounts. The rates credited to the Fixed Account, Enhanced Fixed Account, and loan account may all differ from one another. Credited interest will be determined based on the declared rates for the base Face Amount layers and the supplemental Face Amount layers in proportion to each layer’s Face Amount.

Investment Accounts

The investment accounts are those available for the policy from TIAA-CREF Life Separate Account VLI-2.
Loans, withdrawals and surrenders	Any time after the right to cancel period ends you can take out a loan from us using your policy as collateral. The maximum amount you can borrow is 90% of your policy value less any surrender charge.
The guaranteed maximum annual effective interest rates charged on outstanding loan amounts are [4.50%] in the first ten policy years and [3.50%] thereafter. The guaranteed minimum interest rates credited to the loan account are [2.50%] for loan account value allocated to base Face Amount layers and [2.00%] for loan account value allocated to supplemental Face Amount layers. In addition, the rate credited to loan account value will never be less than the rate charged on outstanding loan amounts less [2.00%]. Credited interest will be determined based on the declared rates for the base Face Amount layers and the supplemental Face Amount layers in proportion to each layer’s Face Amount.

You can take out all or part of your cash surrender value by making withdrawals or surrendering your policy. This policy does not have a minimum guaranteed cash surrender value.

TMVUL2011	Page 8

Policy charges	Charges deducted from your premiums

We deduct a premium expense charge from each premium paid.

	Guaranteed maximum premium expense charge:	[20%]

Charges deducted from your policy

We deduct a monthly charge that has four components:

	• Guaranteed maximum policy fee:	$[8.00] per month

	• Guaranteed maximum administrative expense charge per $1000.00 base Face Amount in policy Months 1-120:	[0.0900]

• Guaranteed maximum asset based risk charge:

	Percentage for policy years 1-15:	[ 0.03% ](monthly rate)

	Percentage for policy years 16 and thereafter:	[0.005%] (monthly rate)

	• Guaranteed maximum cost of insurance charge:	See the table in Section 1

Charges for the rider[s] you have added: [See the attached rider[s]]

Charges for transfers

We reserve the right to charge $25 for each transfer after the 12th transfer in any policy year.

However, there is no charge for transfers:

• to and from the loan account,

• under the dollar cost averaging program,

• under the automatic account rebalancing program, or

• from the money market account to the other investment accounts when we are transferring amounts we have been holding in the money market account during the right to cancel period.

TMVUL2011	Page 9

Guaranteed maximum monthly cost of insurance rates

per $1,000 of net amount at risk

We base the monthly cost of insurance charge on the current cost of insurance rates that apply to the net amount at risk. For the initial base, initial supplemental, and scheduled supplemental Face Amounts, our current cost of insurance rates will never be greater than the guaranteed maximum monthly cost of insurance rates shown in this table. The guaranteed maximum monthly cost of insurance rates are based on the policy year, and the issue age, gender and underwriting class of the person insured by the policy. You will find more about the monthly cost of insurance charge in Section 2.

POLICY YEAR	GUARANTEED MAXIMUM MONTHLY RATE	POLICY YEAR	GUARANTEED MAXIMUM MONTHLY RATE	POLICY YEAR	GUARANTEED MAXIMUM MONTHLY RATE
[1	0.100833	30	1.270000	59	19.503333
2	0.106667	31	1.404167	60	20.928333
3	0.111667	32	1.539167	61	22.430833
4	0.120000	33	1.674167	62	23.803333
5	0.128333	34	1.820833	63	25.265000
6	0.137500	35	1.970000	64	26.823333
7	0.149167	36	2.147500	65	28.487500
8	0.163333	37	2.345833	66	30.265833
9	0.179167	38	2.610000	67	31.673333
10	0.199167	39	2.885000	68	33.171667
11	0.220833	40	3.173333	69	34.766667
12	0.241667	41	3.492500	70	36.463333
13	0.264167	42	3.840000	71	38.267500
14	0.277500	43	4.243333	72	40.185000
15	0.293333	44	4.713333	73	42.224167
16	0.313333	45	5.255000	74	44.390833
17	0.338333	46	5.845000	75	46.692500
18	0.372500	47	6.515833	76	49.136667
19	0.410833	48	7.211667	77	51.732500
20	0.458333	49	7.959167	78	54.486667
21	0.514167	50	8.785833	79	57.411667
22	0.573333	51	9.714167	80	60.515000
23	0.636667	52	10.742500	81	63.808333
24	0.689167	53	11.862500	82	67.300833
25	0.749167	54	13.060833	83	71.005833
26	0.821667	55	14.323333	84	74.935833
27	0.911667	56	15.638333	85	79.101667]
28	1.020833	57	16.870000
29	1.142500	58	18.152500

TMVUL2011	Page 10

Surrender Charge Schedule

Guaranteed Maximum Surrender Charge on the base Face Amount on the policy date.

Policy Year	Surrender Charge
[1	0.00
2	0.00
3	0.00
4	0.00
5	0.00
6	0.00
7	0.00
8	0.00
9	0.00
10	0.00
11 and after	0.00]

TMVUL2011	Page 10 A

[Supplemental Face Amount Schedule

The following represents the Scheduled Increases you have selected for this policy at the time of your application. Scheduled increases are applied on the policy anniversary of the scheduled years.

Policy anniversary	Scheduled Increase amount	Policy anniversary	Scheduled Increase amount	Policy anniversary	Scheduled Increase amount
[1	0.00	30	0.00	59	0.00
2	0.00	31	0.00	60	0.00
3	0.00	32	0.00	61	0.00
4	0.00	33	0.00	62	0.00
5	0.00	34	0.00	63	0.00
6	0.00	35	0.00	64	0.00
7	0.00	36	0.00	65	0.00
8	0.00	37	0.00	66	0.00
9	0.00	38	0.00	67	0.00
10	0.00	39	0.00	68	0.00
11	0.00	40	0.00	69	0.00
12	0.00	41	0.00	70	0.00
13	0.00	42	0.00	71	0.00
14	0.00	43	0.00	72	0.00
15	0.00	44	0.00	73	0.00
16	0.00	45	0.00	74	0.00
17	0.00	46	0.00	75	0.00
18	0.00	47	0.00	76	0.00
19	0.00	48	0.00	77	0.00
20	0.00	49	0.00	78	0.00
21	0.00	50	0.00	79	0.00
22	0.00	51	0.00	80	0.00
23	0.00	52	0.00	81	0.00
24	0.00	53	0.00	82	0.00
25	0.00	54	0.00	83	0.00
26	0.00	55	0.00	84	0.00]
27	0.00	56	0.00
28	0.00	57	0.00
29	0.00	58	0.00

]

TMVUL2011	Page 10 B

[

TABLE OF DEATH BENEFIT FACTORS

Death Benefit Factors are used to calculate the minimum death benefit. (See applicable provision on page [15]).

YEAR	FACTOR	YEAR	FACTOR	YEAR	FACTOR
[1	250%	30	122%	59	102%
2	250%	31	120%	60	101%
3	250%	32	119%	61	100%
4	250%	33	118%	62	100%
5	250%	34	117%	63	100%
6	250%	35	116%	64	100%
7	243%	36	115%	65	100%
8	236%	37	113%	66	100%
9	229%	38	111%	67	100%
10	222%	39	109%	68	100%
11	215%	40	107%	69	100%
12	209%	41	105%	70	100%
13	203%	42	105%	71	100%
14	197%	43	105%	72	100%
15	191%	44	105%	73	100%
16	185%	45	105%	74	100%
17	178%	46	105%	75	100%
18	171%	47	105%	76	100%
19	164%	48	105%	77	100%
20	157%	49	105%	78	100%
21	150%	50	105%	79	100%
22	146%	51	105%	80	100%
23	142%	52	105%	81	100%
24	138%	53	105%	82	100%
25	134%	54	105%	83	100%
26	130%	55	105%	84	100%
27	128%	56	105%	85	100%]
28	126%	57	104%
29	124%	58	103%

TMVUL2011 GPT	Page 11

[Net single premiums per $1,000 of death benefit

We use the net single premium to calculate the minimum death benefit. We base the net single premium on the policy year, and the issue age, gender and underwriting class of the person insured by the policy. The net single premium may also be affected by any riders you have added to this policy.

YEAR	FACTOR	YEAR	FACTOR	YEAR	FACTOR
[1	210.74	30	531.38	59	893.77
2	218.20	31	545.41	60	901.92
3	225.91	32	559.47	61	910.54
4	233.89	33	573.60	62	920.10
5	242.13	34	587.87	63	931.73
6	250.63	35	602.26	64	946.87
7	259.40	36	616.82	65	968.07
8	268.43	37	631.49	66	1,000.00
9	277.71	38	646.23	67	1,000.00
10	287.25	39	660.83	68	1,000.00
11	297.01	40	675.34	69	1,000.00
12	307.00	41	689.78	70	1,000.00
13	317.24	42	704.14	71	1,000.00
14	327.74	43	718.41	72	1,000.00
15	338.58	44	732.52	73	1,000.00
16	349.76	45	746.35	74	1,000.00
17	361.28	46	759.80	75	1,000.00
18	373.10	47	772.87	76	1,000.00
19	385.19	48	785.46	77	1,000.00
20	397.53	49	797.65	78	1,000.00
21	410.08	50	809.45	79	1,000.00
22	422.79	51	820.85	80	1,000.00
23	435.69	52	831.76	81	1,000.00
24	448.75	53	842.11	82	1,000.00
25	462.09	54	851.88	83	1,000.00
26	475.68	55	861.07	84	1,000.00
27	489.48	56	869.70	85	1,000.00]
28	503.41	57	877.83
29	517.39	58	885.81

TMVUL2011 CVAT	Page 11

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TMVUL2011	Page 12

Section 2 — How your policy works

Policy ownership and beneficiaries

This section of your policy tells you about owners, beneficiaries and exchanges.

Who owns your policy

The owner is the person or people named in the application who make the decisions about the policy and its benefits while the person insured by the policy is living. The owner of this policy appears in Section 1. If you did not name an owner on your application, the person insured by the policy is the owner.

Your rights as a policy owner

As the policy owner, you have the following rights:

•	to transfer ownership or assign the policy,

•	to change the beneficiary(ies),

•	to receive benefits and choose payment methods for them,

•	to change the amount or timing of premiums,

•	to change the death benefit option,

•	to change the total Face Amount,

•	to reinstate the policy if it lapses,

•	to take out a loan, make a withdrawal or surrender the policy,

•	to change premium allocations and make transfers among investment options, or

•	to change riders.

If you have named an irrevocable beneficiary, you will need his or her permission to make all of these decisions, except to change the amount or timing of premiums, reinstate the policy if it lapses, change premium allocations and make transfers among investment options.

If this policy has more than one owner and one of you dies, the surviving owner will hold all rights under the policy. If the last surviving owner dies, his or her estate will own the policy, unless you give us your written instructions to the contrary.

Assigning the policy

You can assign your policy in two ways:

•	A collateral assignment does not change the ownership of the policy, but your rights and the rights of your revocable beneficiary or any other person will be subject to the assignment.

•	An absolute assignment means the person or organization you assign the policy to will become the new owner.

We must receive a copy of the assignment before we consider it effective. We are not responsible for the validity of any assignment.

We reserve the right to reject assignments that we reasonably believe are intended to develop a secondary market for the policy, such as selling the policy to a ‘factoring company’ that pays a discounted lump sum in return for assignments of future death benefits.

Transferring ownership

You can transfer ownership of this policy by submitting your assignment of ownership to us in writing. If your assignment of ownership is absolute you will no longer have any ownership rights in the policy. The new owner will have all the rights under the policy.

The transfer of ownership may be requested any time during the lifetime of the insured. The change of ownership will be effective on the date the written request for assignment of ownership is signed, whether or not the insured is living when the request is received by us. We are not liable for any payment made or action taken before the date we receive the written assignment of ownership.

TMVUL2011	Page 13

About your beneficiaries

The beneficiary(ies) is (are) the person or people you named in your application, or in a written form subsequent to the submission of your application, to receive the death benefit proceeds when the person insured by the policy dies. Here are some things you need to know about beneficiaries:

•

Each primary beneficiary you have named will receive an equal share of the death benefit proceeds unless you instruct us in writing otherwise. If one primary beneficiary dies, his or her share will be divided equally among the surviving primary beneficiaries unless you give us your written instructions to the contrary.

•

Each contingent beneficiary you have named will receive an equal share of the death benefit proceeds if none of the primary beneficiaries are living when the death benefit proceeds are payable, unless you give us your written instructions to the contrary. If one contingent beneficiary dies, his or her share will be divided equally among the surviving contingent beneficiaries unless you give us your written instructions to the contrary.

•

If none of your beneficiaries are living when the insured dies or if you have not named a beneficiary, you as the policy owner will receive the proceeds. If you are no longer living, the proceeds will go to your estate.

Changing your beneficiary

•	You can change revocable beneficiaries any time before the death of the insured.

•	Beneficiary designations and changes to beneficiary designations must be in writing.

•	If the beneficiary is an irrevocable beneficiary, the owner of the policy must obtain the consent of the irrevocable beneficiary to designate a new revocable or irrevocable beneficiary.

•

If acceptable to us, the change will take effect as of the date the request is signed, whether or not the insured is living when the request is received by us. We are not liable for any payment made or action taken before the date we receive the written request for the change.

TMVUL2011	Page 14

The death benefit

The amount of your policy’s death benefit depends on the death benefit option you chose on your application. We offer three options under this policy. The option you chose appears in Section 1.

•	Option A — the death benefit will be the same as your policy’s total Face Amount. This is known as a level death benefit.

•	Option B — the death benefit will equal your policy’s total Face Amount plus your policy value. This is known as an increasing death benefit.

•	Option C — the death benefit will equal your policy’s total Face Amount plus all premiums credited to the policy since the policy issue date. This is known as the return of premium death benefit.

The death benefit under any option will never be less than the minimum death benefit. You will find more about the minimum death benefit later in this section. When the person insured by the policy reaches age 120, the death benefit provided by any supplemental Face Amount layers of coverage will terminate. The death benefit provided by base Face Amount layers will continue until the Insured’s death, policy lapse, or surrender. To determine the death benefit provided by each layer of coverage, policy value and premiums paid are allocated among layers in proportion to each layer’s Face Amount.

What we pay to your beneficiaries

The amount we ultimately pay to your beneficiaries is called death benefit proceeds. This section tells you when we pay them, how we calculate them and changes you can make to your policy’s death benefit.

When we pay death benefit proceeds

We pay the death benefit proceeds to your beneficiaries after we have received due proof of the death of the insured and all information and documents requested by the company.

•	The person must have died while the policy is in force.

•

You can choose for your beneficiaries to receive the death benefit proceeds in a lump sum or in monthly payments. If you do not choose a payment method, your beneficiary can choose one when he or she makes a claim.

•

If the person insured by the policy commits suicide within two years of this policy’s issue date, we will pay you only the premiums you have paid, less any outstanding loan amount and withdrawals you have made. You will find more about this in If the person insured by the policy commits suicide.

Understanding the minimum death benefit

For your policy to qualify as life insurance under federal tax law, your death benefit must at least equal the minimum death benefit. If your death benefit under any death benefit option would be less than the minimum death benefit, we will increase your death benefit to the minimum death benefit.

We use one of two tax tests to calculate the minimum death benefit. You will find the test for your policy in Section 1. This test cannot be changed once we have issued your policy.

If your tax test is the cash value accumulation test, we calculate the minimum death benefit by multiplying your policy value by 1,000, and then dividing that amount by the net single premium shown in Section 1.

If your tax test is the guideline premium test, the minimum death benefit is your policy value multiplied by a death benefit factor. You will find a table showing death benefit factors in Section 1.

How death benefit proceeds are calculated

We calculate the amount of the death benefit proceeds as of the end of the date the person insured by the policy dies. Death benefit proceeds will equal the death benefit under the option you have chosen minus any outstanding loan amount and any unpaid monthly charges.

TMVUL2011	Page 15

Changing your death benefit option

You can change your death benefit option at any time on or after your first policy anniversary while your policy is in force. Here is how it works:

•	You must send us your request in writing.

•

The change will become effective either on the date we approve it, if that date is a monthly charge date as defined in Section 1 or on the first monthly charge date that follows the date we approve the change. We will make the change before we deduct the monthly charge.

•	We will not allow a change if the monthly charges are being waived under a waiver of monthly charges rider.

•	We will not allow any change in death benefit option that prevents the policy from qualifying as life insurance under federal tax law.

•

If a change in death benefit option would cause your policy to be classified as a modified endowment contract, we will not process the change until you send us your written confirmation of the acceptance of the classification as a modified endowment contract.

•	We will send you a policy endorsement after we make the change.

Changing from Option A to Option B or Option C

Here is what you need to know about changing from Option A to Option B or Option C:

•	The person insured by the policy must be living and you must give evidence of insurability satisfactory to us.

•	After the change, the total Face Amount cannot be less than the minimum total Face Amount shown in Section 1.

•

We will decrease the total Face Amount by the policy value if switching to Option B or by accumulated premiums paid if switching to Option C so that your death benefit is approximately the same on the date of the change.

•

We will decrease the total Face Amount on the effective date of the change. The decrease will be applied first to supplemental Face Amount layers from most recent to oldest and then to base Face Amount layers from most recent to oldest.

Changing from Option B or Option C to Option A

Here is what you need to know about changing from Option B or Option C to Option A:

•	The person insured by the policy must be living at the time of the change and you must give evidence of insurability satisfactory to us.

•

We will increase the total Face Amount by the policy value if switching from Option B or by accumulated premiums paid if switching from Option C so that your death benefit is approximately the same on the date of the change.

•

We will increase the total Face Amount on the effective date of the change. The increase will apply to the most recent layer of coverage. If both a base and a supplemental layer are the most recent, the increase will apply to the most recent base layer.

Changing from Option B to Option C or from Option C to Option B

Here is what you need to know about changing from Option B to Option C or from Option C to Option B:

•	The person insured by the policy must be living at the time of the change and you must give evidence of insurability satisfactory to us.

•

We will adjust the total Face Amount by the policy value minus accumulated premiums paid so that your death benefit is approximately the same on the date of the change. A change from Option B to Option C will add this adjustment to the total Face Amount. A change from Option C to Option B will subtract this adjustment from the total Face Amount.

•	We will adjust the total Face Amount on the effective date of the change.

•

Any increase in the total Face Amount will apply to the most recent layer of coverage. If both a base and a supplemental layer are the most recent, the increase will apply to the most recent base layer.

•	Any decrease in the total Face Amount will apply first to supplemental layers of coverage from most recent to oldest and then to base layers of coverage from most recent to oldest.

TMVUL2011	Page 16

Changing the total Face Amount

Your policy’s total Face Amount is the amount of insurance coverage on the issue date. This will include the base Face Amount plus any supplemental Face Amount chosen. You will find the total Face Amount in Section 1.

The total Face Amount may change if any of the following happens:

•	you ask us to increase or decrease either the base Face Amount and or the supplemental Face Amount,

•	you change your death benefit option,

•	you make any withdrawals, or

•	you accelerate your death benefit.

You can ask us to increase or decrease the base Face Amount and/or the supplemental Face Amount at any time starting on your first policy anniversary. You must send us your written request while your policy is in force.

The increase or decrease will become effective either the same date we approve it, if that date is a monthly charge date, or on the first monthly charge date that follows the date we approve the change. Once we have approved the change, we will send you a policy endorsement showing your new total Face Amount.

Increasing the total Face Amount

Here is what you need to know about increasing the total Face Amount:

•	The person insured by the policy must be living and must not have reached age 91 on the date we receive your request.

•	You must give evidence of insurability satisfactory to us.

•	Each increase you request must be at least $50,000.

•	Each increase you request will have its own underwriting class and cost of insurance rates.

•	We will apply the tax test shown in Section 1 to any increase in the total Face Amount to make sure your policy still qualifies as life insurance under federal tax law.

•	You cannot increase the total Face Amount if the monthly charges are being waived under a waiver of monthly charges rider.

•	We reserve the right to limit increases in the total Face Amount to one increase in any 12-month period.

Decreasing the total Face Amount

Here is what you need to know about decreasing the total Face Amount:

•	You must submit an acceptable request to decrease the total Face Amount.

•	The person insured by the policy must be living on the date we receive your request.

•	Decreasing the Total Face Amount will decrease the Death Benefit Proceeds. See “Death Benefit.”

•	Each decrease you request must be at least $25,000.

•	The total Face Amount after the decrease must not be less than the minimum total Face Amount for this policy.

•	To apply the decrease, we will first reduce any supplemental layers of Face Amount from most recent to oldest and then base layers of Face Amount from most recent to oldest.

•	We will not allow any decrease in Face Amount that prevents the policy from qualifying as life insurance under federal tax law.

•

If a decrease in Face Amount would cause your policy to be classified as a modified endowment contract, we will not process the decrease until you send us your written confirmation of the acceptance of the classification as a modified endowment contract.

•	Any decrease will be effective on the Monthly Charge Date on or next following the date we approve your request.

•

Surrender charges will apply to decreases in the base Face Amount during the surrender charge period except for decreases in the base Face Amount resulting from a change in the death benefit option or a partial withdrawal.

•

A requested decrease in total Face Amount will cancel any future increases in supplemental Face Amount that were scheduled when this policy was issued. For this purpose, cancelation of a scheduled increase will be considered a requested decrease in total Face Amount.

TMVUL2011	Page 17

Surrender Charge on Decrease in Total Face Amount

A surrender charge may be deducted from the policy value for each decrease in the base Face Amount, except for a decrease in the base Face Amount resulting from a change of death benefit option or from a partial withdrawal. A surrender charge will be determined for each base Face Amount layer of coverage.

The amount of the surrender charge for each layer of base Face Amount will be no greater than that layer’s surrender charge shown in Section 1 for the year corresponding to one plus the number of whole years elapsed between that layer’s effective date and the date the decrease is effective, multiplied by (a) over (b), where:(a) is the decrease in the layer’s base Face Amount; and (b) is the layer’s base Face Amount immediately prior to the decrease. Future surrender charges for the layer will be reduced by the surrender charge applied because of the decrease in the base Face Amount. We will send You a current table of revised surrender charges reflecting the decrease in the base Face Amount. The surrender charge will be deducted from the policy value. You may allocate the surrender charge among the investment options pursuant to a request to Our Administrative Office. If You do not specify the allocation, then the surrender charge will be allocated among the investment options in proportion to the amounts in the investment options.

Scheduled Face Amount increases

When this policy is issued, you can schedule future increases to this policy’s supplemental Face Amount. Increases cannot be scheduled after policy issue, and scheduled increases cannot increase base Face Amount. Any scheduled increases for this policy are shown in Section 1. The same underwriting class will apply to all scheduled increases in supplemental Face Amount and to any Face Amount in force at issue. If you decline a scheduled increase or request a decrease in Face Amount, other than a decrease caused by a death benefit option change or partial withdrawal, then all future scheduled increases will be cancelled.

TMVUL2011	Page 18

Accelerated death benefit

If the person insured by your policy is diagnosed with a terminal illness, you can apply to get part of your policy’s death benefit early. This is called accelerating your death benefit. You must submit your completed application to us along with documentation from a licensed physician certifying that the person with the terminal illness is expected to live 12 months or less. You can only get your death benefit early once, and we will make the payment in a lump sum.

You should consult a personal tax advisor before applying to get your death benefit early because the payment may be taxable. Getting your death benefit early may also affect your eligibility for Medicaid and other government assistance programs.

You can apply to accelerate any or all of your policy’s death benefit provided by base Face Amount layers of coverage. Death benefits provided by supplemental Face Amount layers of coverage are not available for acceleration. When determining the amount of death benefit provided by each layer of coverage, policy value and premiums paid are allocated among layers in proportion to each layer’s Face Amount.

The minimum amount you can apply for is $50,000 or 25% of the death benefit available on the date we approve your application, whichever is less.

If we approve your application to accelerate your death benefit, we will deduct the following from the death benefit amount you have asked for before making a payment:

•	one year of interest on the death benefit amount at a rate equal to the greater of:

•	the current yield on 90-day Treasury bills on the date we approve your application, or

•

the current maximum statutory adjustable policy loan interest rate equal to the Moody’s Corporate Bond Yield Average – Monthly Average Corporates, published by Moody’s Investors Service, Inc., for the calendar month ending two months prior to the date we approve your application. If Moody’s Corporate Bond Yield Average—Monthly Average Corporates is no longer published, we’ll use a similar monthly average that’s acceptable to the insurance department in the state where we delivered this policy,

•	an administrative expense charge of up to $200,

•	any unpaid amounts due within your policy’s grace period on the date we approve your application, and

•

any outstanding loan amount on the date we approve your application, multiplied by the ratio of the amount of death benefit you are getting early to the total death benefit under your policy on the date we approve your application.

If you only get part of your death benefit early, the rest of your policy’s death benefit will remain in place. We will continue to deduct monthly charges from your policy value, unless your monthly charges are waived under a waiver of monthly charges rider.

Here is how to apply to get your death benefit early:

•

Submit your completed application, provided by us, along with documentation from a licensed physician certifying that the person insured by the policy has a terminal illness and 12 months or less to live. The terminal illness cannot be caused by intentionally self-inflicted injuries.

•	You need written consent in a form satisfactory to us from any irrevocable beneficiary or anyone to whom you have assigned the policy before we can make a payment.

•

If you are applying to get all of your death benefit early, send this policy and any riders you have added with your application. If you are only applying for part of the death benefit, we will send you a policy endorsement once we approve your application.

•

The person insured by the policy must be living and your policy must be in force when we approve your application. If that person dies before we make the payment to you, we will pay the death benefit proceeds to your beneficiary.

•

We will not approve your application if you are applying to get the death benefit to satisfy any judgments against you, to satisfy the claims of any creditor, or to apply for, receive or maintain any government sponsored benefit or entitlement, or any other form of public assistance.

TMVUL2011	Page 19

How getting the death benefit early affects your policy

If you choose to get all of your death benefit early, your policy will end. That means it will no longer have any value.

If you choose to get only part of your death benefit early, we will reduce your Face Amount, policy value and any outstanding loan amount by the ratio of the amount of death benefit you got early to the total death benefit on the date we approved your application.

When we reduce your Face Amount, we will first reduce any supplemental Face Amount layers of coverage from most recent to oldest. Then we will reduce base Face Amount layers of coverage from most recent to oldest. We will reduce the policy value proportionately from all of your investment options on the date we approve your application.

Getting the death benefit early will not affect our rights to contest your policy. You will find more about this in Contesting the validity of your policy.

In the event of suicide of the insured, while sane or insane, after an accelerated death benefit is paid and within two years from this policy’s issue date, the death benefit proceeds payable will be limited to the amount, if any, by which the premiums paid less any outstanding loan amount and withdrawals exceed the accelerated death benefit payment.

In the event of suicide of the insured, while sane or insane, after an accelerated death benefit is paid and within two years from the effective date of an increase in Face Amount or a change in death benefit option for which evidence of insurability had been provided, our liability will be limited to any unaccelerated portion of the death benefit proceeds that would have been payable had such increase or change not taken effect. We will also refund to your policy value any additional monthly charges associated with such increase or change.

We will provide a benefit payment notice to you at the time the accelerated death benefit payment is made by us. Such notice will reflect the dollar amount of the accelerated death benefit payment, the unaccelerated portion of this policy’s death benefit, if any, and any remaining Face Amount, policy value or outstanding loan amount.

Charitable Giving Benefit

The Charitable Giving Benefit pays, upon the death of the insured, an additional death benefit, over and above the benefit described in the section of this policy titled The death benefit. The additional benefit equals one percent (1%) of this policy’s base Face Amount, but the additional benefit can be no greater than $100,000. Any Supplemental Face Amount does not increase the amount of the additional benefit. The Charitable Giving Benefit is only payable if you name a beneficiary for this benefit before the Insured’s death.

The designated beneficiary of the additional benefit must be an institution accredited as a charity with the IRS under section 501(c)(3).

Multiple beneficiaries may be provided and will share equally in the distribution unless you provide other instructions in a form satisfactory to us. Beneficiaries may be changed at any time during the life of the policy.

If you accelerate your death benefit as described in Accelerated death benefits, the portion of the Charitable Giving Benefit corresponding to the amount of the accelerated death benefit will also be paid to the designated beneficiary of the Charitable Giving Benefit at the time of the acceleration.

TMVUL2011	Page 20

All about premiums

Your policy gives you the flexibility to vary the amount and timing of your premium payments. Limitations on varying the amount and timing of your premium payments are described below in Making premium payments and Limits on the premium payments you can make. We deduct a premium expense charge from each premium payment, and then allocate your net premium to the investment options you have chosen on the business day we receive your payment. You will find more about when our current charges may change in Changing our charges.

Making premium payments

You will find your minimum first premium payment in Section 1. It was due on your policy’s issue date. Your insurance coverage started when you paid this premium and we issued your policy.

You can schedule the amount and frequency of the rest of your premium payments. We refer to scheduled premium payments as planned premiums. Here is how it works:

•	You will find the amount and frequency of your planned premium in Section 1. You chose these on your application.

•	You can change the amount and timing of your planned premium. Your planned premium must be at least $50.

•

We will send you a notice to remind you of your planned premium payment. We will not send a notice if you have chosen to make scheduled electronic payments. You are not required to make planned premium payments, but if you miss a payment, your policy may be in danger of lapsing, which means your insurance coverage would end. Even if you make all your planned premium payments, your policy could still lapse if its policy value less any outstanding loan is not enough to cover your monthly charges. You will find more about lapsing in Lapsing and reinstatement.

•	You can make additional premium payments of at least $50 at any time.

•	We reserve the right to limit total premium payments plus transfers allocated to each of the Fixed Account and the Enhanced Fixed Account to $500,000 within a policy year.

•	While this policy is in force, we will accept premium payments while the person insured by the policy is living and has not yet reached age 120.

•	We will treat any payment you make during the life of your policy as a premium unless you tell us otherwise.

•	After the first premium payment you must send all premium payments to our administrative office unless we tell you otherwise.

•	The payment of planned premiums does not guarantee that your policy will stay in force until the insured’s age 120.

Limits on the premium payments you can make

Federal tax law may limit the amount of premium payments you can make.

If your policy’s tax test is the guideline premium test, we will refuse to accept all or part of a premium payment if, by accepting it, your policy would no longer qualify as life insurance under federal tax law. You will find the tax test for this policy in Section 1.

We may refuse to accept all or part of a premium payment if, by accepting it, your net amount at risk will immediately increase. We will accept your premium payment in this situation if you give evidence of insurability satisfactory to us.

If accepting all or part of a premium payment would cause your policy to be classified as a modified endowment contract, we will refuse to accept all or part of that premium payment unless you tell us in writing to accept it. A modified endowment contract is still considered to be life insurance under federal tax law, but it does not receive all the tax advantages of other life insurance contracts.

If we return a premium payment to you, we will send it no later than 60 days after the end of the policy year in which you paid the premium. We will not return a premium payment if it would cause your policy to lapse. You will find more about lapsing in Lapsing and reinstatement.

TMVUL2011	Page 21

Allocating your premiums

We will allocate your net premium payments, other than those received during the right to cancel period, on the business day we receive them to the investment options you chose in your most recent allocation instructions.

You can write to us at any time to change your allocation instructions. Your allocation percentages must be in whole numbers and add up to 100%. We will apply your new instructions to all net premiums we receive starting on the business day we receive your request.

TMVUL2011	Page 22

Your investment options

We put your premium payments in our general and separate accounts. We own the assets in our accounts and allocate your net premiums to the investment options you have chosen.

You can choose to allocate your premiums to the Fixed Account, the Enhanced Fixed Account, or to a number of investment accounts. Amounts allocated to the fixed accounts are held in our general account. Amounts allocated to the investment accounts are held in our separate account.

The Fixed Account or Enhanced Fixed Account

You can choose to allocate any or all of your premium payments to the fixed accounts. Or you can transfer policy value from the investment accounts to the fixed accounts. You will find more about making transfers in Transferring among investment options.

The policy value in the fixed accounts earns interest at rates no less than the minimum annual rates shown in Section

1. We may offer higher rates if we choose. The rates we offer on the fixed accounts may be different than the interest rate on the loan account.

Turn to Your policy value for more about how we calculate policy value in the fixed accounts.

The investment accounts

You may choose to allocate any or all of your premium payments to one or more of the investment accounts. Each investment account invests in an underlying portfolio. Each portfolio is series of a management investment company registered with the SEC. You will find more about the portfolios in the various funds prospectuses.

About units

When you allocate, transfer or add an amount to an investment account, we use that amount to buy units.

Similarly, when you transfer, withdraw or surrender an amount from an investment account, we redeem and cancel units in that investment account. We calculate the number of units we buy or redeem by dividing the amount of the transaction by the unit value of the investment account at the end of the business day on which we process the transaction.

We calculate how much of your policy value is in an investment account by multiplying the number of units you hold in that account by the account’s unit value. Turn to Your policy value for more about how we calculate total policy value in the investment accounts.

About investment performance

We also use unit value to measure the investment performance of the investment accounts. We calculate the unit value for each investment account at the end of every business day by multiplying the unit value for the previous business day by the net investment factor for the current business day.

On any business day, here is how we calculate the net investment factor for an investment account:

a)	we take the net asset value per share of the corresponding portfolio of the investment account at the end of the day. This amount does not include any transactions made by policy owners or any monthly charges we have deducted or benefits we have paid during that day.

b)	we add to a) the per share amount of any dividends or capital gains distributed by the portfolio that day less any amount paid or reserved for the tax liability associated with operating the account since the previous business day.

c)	we then divide the sum of a) and b) by the net asset value per share of the corresponding portfolio of the investment account at the end of the previous business day. This amount includes any transactions made by policy owners or any monthly charges we have deducted or benefits we have paid during that day.

TMVUL2011	Page 23

Transferring among investment options

You can make transfers among the investment accounts and the two fixed accounts. Transfers will normally be effective at the end of the business day we receive your request.

Here is what you need to know about making transfers.

•

The minimum amount for a transfer is $250 or the total value of the investment option you are transferring from, whichever is less. Your transfer allocations must be in whole dollar amounts or full percentages.

•

The total amount of transfers in any policy year from the Fixed Account, excluding transfers to the loan account, may not exceed the greatest of: $2,000, 25% of the current balance in the Fixed Account or the amount transferred from the fixed account in the immediately preceding policy year.

•

The total amount of transfers in any policy year from the Enhanced Fixed Account, excluding transfers to the loan account, may not exceed the greatest of: $2,000, 10% of the current balance in the Enhanced Fixed Account, or the amount transferred from the Enhanced Fixed Account in the immediately preceding policy year.

•

We will not charge you for the first 12 transfers you make in any policy year. We reserve the right to charge you $25 for any transfer after the 12th transfer. We will not charge you for the transfers described in Section 1.

•	We will deduct the transfer charge, if there is one, from the investment option to which you are transferring.

•

If you are transferring to more than one investment option at a time, we will deduct the charge, if applicable, from all your targeted investment options in proportion to the amount transferred into each option.

•	We reserve the right to allow you to make only one transfer from each investment option within any 90-day period.

•	We reserve the right to limit total premium payments plus transfers allocated to the Fixed Account or the Enhanced Fixed Account to $500,000 within a policy year.

•

If you do not have enough policy value in an account to cover a transfer, we will transfer the remaining amount in the account into the account to which you are transferring. If you are transferring to more than one account, we will transfer the remaining amount in the account into the accounts to which you are transferring in proportion to your transfer instructions.

•

To the extent permitted by applicable law, we may reject, limit, defer or impose other conditions on transfers into or out of an investment option in order to curb frequent transaction activity to the extent that comparable limitations are imposed on the purchase, redemption or exchange of shares of any of the funds held by an investment option. In accordance with applicable law, we may limit the transfer feature of this policy at any time.

Dollar cost averaging transfer program

Our dollar cost averaging program allows you to make scheduled transfers from the two fixed accounts or a money market investment account (source account) to the other investment accounts. Here is how the program works:

•	You must authorize us to start the program.

•	You choose the dollar amount of each transfer, but the amount must be at least $100.

•

You decide how many scheduled transfers to make. However, we may require a minimum number of transfers for this program. If you do not choose a number, transfers will be made until there is no policy value remaining in the source account.

•

The first transfer will be made on the first monthly charge date after: a) the right to cancel period has ended; or b) the business day we receive your request to start the program, whichever is later. When the monthly charge date falls on a day that is not a business day, we will transfer into the investment accounts using the unit values as of the immediately preceding business day.

•	You choose whether transfers will be made monthly or quarterly. If you do not select a timing, we will make monthly transfers.

•	You decide how the transfers will be allocated into the investment accounts.

•	We will not charge you for any transfers made under this program.

•	We reserve the right to allow you to start only one dollar cost averaging program in any policy year.

•	We reserve the right to discontinue the dollar cost averaging program. We will give you at least 30 days advanced written notice if we discontinue the program.

•	Limits on transfers out of the fixed accounts described in Transferring among investment options apply to transfers that are part of a dollar cost averaging program.

TMVUL2011	Page 24

We will keep making transfers until one of the following happens:

•	you authorize us to cancel the program,

•

you do not have enough policy value in the source account to cover a transfer. If this happens, we will automatically transfer the remaining amount in the source account into the investment accounts you chose in your most recent dollar cost averaging transfer allocation instructions, or

•	we have made the number of transfers you have asked us to make.

Automatic account rebalancing program

Our automatic account rebalancing programs allows you to maintain your specified allocation mix among the fixed and investment account options. Here is how the program works:

•	You authorize us to start the program.

•	You choose whether to readjust your account allocations on a monthly, quarterly, semi-annual, or annual basis.

•	We will automatically make the necessary transfers to maintain your specified allocation under the program.

•	We will not charge you for any transfers made under this program.

•	Limits on transfers out of the fixed accounts described in Transferring among investment options apply to transfers that are part of an automatic account rebalancing program.

We will keep making account reallocations until you tell us in a form satisfactory to us to cancel the program.

About the separate account

The TIAA-CREF Life separate account, VLI-2 is composed of the investment accounts offered under this policy. We own the assets in the VLI-2 account and keep them separate from our other separate accounts and from the general account.

We use the VLI-2 account to support the benefits for this policy and other similar policies. We must keep enough money in the VLI-2 account to cover the policy values allocated to the investment accounts under the policies funded through the account, but we can transfer any amount that is more than these liabilities to our general account.

We cannot charge the assets of the VLI-2 account with any liabilities from our other business.

The income, gains or losses, realized or unrealized, of all of the assets of VLI-2 account belong to that separate account and are credited to or charged against the assets held in that separate account without regard to our other income, gains or losses. Similarly, each investment account is treated separately from any other investment account with regard to its income, gains or losses, realized or unrealized. We comply with all laws and regulations that apply when we value the assets of the VLI-2 account.

If we believe it is in your best interests and it is appropriate for the purposes of this policy, we can take certain actions. We will give you notice if it is needed, and we will get approval from you, the SEC or any other regulatory authority when needed by law. Here is what we can do:

•	deregister the VLI-2 account under securities law,

•	operate the VLI-2 account in any form allowed under securities and other law,

•	take any action needed to comply with, maintain or get any exemption from securities law,

•	transfer any assets from an investment account into another investment account, or into other separate accounts or our general account,

•	add, combine or remove investment accounts in the VLI-2 account,

•

substitute a portfolio’s shares held in an investment account with another class of shares issued by the portfolio, or with shares of another investment company or any other investment allowed by law, , to the extent required and permitted by the Investment Company Act of 1940 or other applicable law,

•	change the way we deduct or collect charges under the policy as long as any increase in charges is allowed under the terms of this policy,

•	modify this policy as needed so that it continues to qualify as life insurance under federal tax law, or

•	add to, cancel or suspend your ability to allocate net premiums or transfer policy value in any of the Investment options to any other investment options.

TMVUL2011	Page 25

We reserve the right to make any other technical changes to this policy that are necessary to conform with the actions listed above.

We will tell you if any of these actions result in a material change in the underlying portfolios of an investment account you have allocated policy value to. We will file details of any material change with a regulatory authority if needed, and the change will be subject to any approval required.

If you object to a material change that affects an investment account to which you have allocated policy value, you can ask us to transfer that policy value into another investment option. We must receive your transfer request at our administrative office within 60 days of the postmarked date on the notice of material change we send to you. We will not charge you for this transfer.

The VLI-2 account is a separate investment account under New York state laws. It is registered as a unit investment trust with the SEC under the Investment Company Act of 1940.

The investment policy of the separate account cannot be changed unless any required approval is obtained from the Superintendent of the New York State Department of Financial Services.

TMVUL2011	Page 26

Loans, withdrawals and surrenders

You can get access to all or some of your policy value while your policy is in force by making partial withdrawals or surrendering your policy. You can also take out a loan from us using your policy as collateral.

About loans

You can borrow money from us any time after your right to cancel this policy period ends and while the person insured by the policy is living. You should consult a personal tax advisor before taking out a loan.

When you borrow money from us, we use your policy value as collateral. You pay interest on the amount you borrow. The policy value set aside to secure your loan also earns interest. Here is how it works:

•	The loan will take effect at the end of the business day we receive your request in writing.

•

To secure the loan, we transfer an amount equal to the amount you are borrowing from your policy value in the investment options to the loan account. If you do not tell us which investment options from which to take the loan amount, we will transfer it from all of your investment options in proportion to the policy value you have in each option.

•

The amount of policy value in the loan account earns interest. You will find more about the loan account later in this section. You will find more about how we calculate policy value in the loan account in Your policy value.

•	Taking out a loan may affect your policy value because the amount set aside in the loan account will not participate in any potential earnings made possible through the investment options.

•	Interest owed on the amount you have borrowed accrues daily at an annual rate set by us. You will find more about our interest rates later in this section.

•

Interest that has accrued during a policy year is due on your policy anniversary and whenever the policy value less any outstanding loan is not enough to cover the monthly charge. If you do not pay the interest when it is due, we will add it to the amount of your loan and start accruing interest on the new balance from the date it was due.

•

On each policy anniversary, if your outstanding loan amount is greater than your policy value in the loan account, we will transfer the difference from the investment options to the loan account. If you do not tell us the investment options from which to take this amount, we will transfer it from your investment options in proportion to the policy value you have in each option.

On any monthly charge date, if the outstanding loan amount plus the monthly charge exceeds the policy value, your policy will enter the grace period. You will find more about the grace period in The grace period.

How much you can borrow

•	The minimum amount you can borrow is $500. The maximum amount you can borrow is 90% of your policy value less any surrender charge.

Throughout this policy, your outstanding loan amount means the amount in the loan account plus any interest you owe on any loans.

Loan interest rates

We charge you interest on your loan balance at a rate shown in Section 1.

Loan account interest rate

Amounts in the loan account earn interest. The annual interest rate will never be less than the guaranteed minimum interest rate for the loan account as indicated in Section 1.

TMVUL2011	Page 27

Repayment of your loan

You can repay all or part of your outstanding loan amount any time while your policy is in force. The minimum loan payment you can make is $100 or your outstanding loan amount, whichever is less. We will not deduct a premium expense charge from any loan payment you make.

We will reduce your outstanding loan amount by the amount of your loan payment. We will also transfer the amount of your loan payment from the loan account to the investment options you choose. If you do not tell us the investment options to receive the transfer, we will use your most recent premium allocation instructions.

If you do not repay your loan, we will deduct your outstanding loan amount from the death benefit proceeds when the person insured by the policy dies. You will find more about this in How death benefit proceeds are calculated.

Making withdrawals

You can make withdrawals starting on your policy’s first anniversary as long as the policy is in force and the person insured by the policy is living.

Here is how it works:

•	We will process the withdrawal at the end of the business day we receive your written request.

•	Each withdrawal must be at least $500.

•	A withdrawal cannot be for more than 90% of your policy’s cash surrender value.

•	We reserve the right to reduce the amount we send you by a $20.00 service charge.

•	If you do not tell us the investment options from which to take the withdrawal, we will take it from all of your investment options in proportion to the policy value you have in each option.

•	We reserve the right to allow you to make only one withdrawal from any one investment option within a 90-day period.

•	We will send you a policy endorsement showing you any changes in your policy’s benefits and values after you have made a withdrawal.

•	We will not allow any withdrawal that prevents the policy from qualifying as life insurance under federal tax law.

•

If a withdrawal would cause your policy to be classified as a modified endowment contract, we will not process the withdrawal until we receive your written confirmation of your acceptance of the classification as a modified endowment contract.

How withdrawals affect the Face Amount

If you have chosen death benefit Option B, making a withdrawal will not reduce your policy’s Face Amount. If you have chosen death benefit Option A or C, the Face Amount will be reduced by the amount withdrawn. Face decreases will be applied first to supplemental Face Amount layers from most recent to oldest and then to base Face Amount layers from most recent to oldest Surrender charges do not apply to Face Amount decreases resulting from partial withdrawals.

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Surrendering your policy

If you surrender your policy for its cash surrender value, your insurance coverage under this policy will end. The cash surrender value is your policy value less any outstanding loan amount and any applicable surrender charge. We will calculate the cash surrender value on the business day we receive your signed request and that is the date our liability will end.

This policy does not have a minimum guaranteed cash surrender value.

Surrender charges when surrendering your policy

If this policy is surrendered for its cash surrender value, a surrender charge will be applied for each layer of base Face Amount in force under this policy at the time of surrender. The amount of the surrender charge for each layer of base Face Amount will be no greater than that layer’s surrender charge shown in Section 1 for the year corresponding to one plus the number of whole years elapsed between that layer’s effective date and the date the surrender is effective.

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Your policy value

Policy value is not guaranteed – it depends on the amount and timing of your premium payments, the performance of the investment accounts you have chosen, the interest rates on the fixed accounts and the loan account, policy charges, how much you have borrowed or withdrawn from the policy, and the level of policy and rider benefits.

How we calculate your policy value

Your policy value is equal to the total amount allocated to the investment accounts, the fixed accounts and the loan account. You will find more about the investment accounts and the fixed accounts in Your investment options. You will find more about the loan account in Loans, withdrawals and surrenders.

We will adjust your policy value if we find out that you stated the age or gender of the person insured by the policy incorrectly on your application and that person is living. We will retroactively adjust the policy value to reflect the monthly charges we should have deducted for the correct age or gender. You will find more about this in Monthly charges.

Calculating policy value in the fixed accounts

On the policy date, the policy value in the fixed accounts equals the net premiums allocated to the accounts less the part of the first monthly charge deducted from the accounts.

To calculate total policy value in the fixed accounts on any day, we start with the net premiums you have allocated to the accounts. Then we add:

•	any amounts you have transferred into the accounts from an investment account or the loan account, and

•	any interest accrued.

Finally, we subtract:

•	any monthly charges deducted from the accounts,

•	any withdrawals you have made from the accounts,

•	any amounts transferred from the accounts to an investment account or the loan account,

•	any fees deducted from the accounts for transfers, and

•	any surrender charges applied to the accounts.

Calculating policy value in the investment accounts

On the policy date, the policy value in each investment account equals the net premiums allocated to that account less the part of the first monthly charge deducted from that account.

On any other day, the policy value in any investment account is equal to the number of units in the investment account multiplied by the unit value for that account. You will find more about units and unit values in Your investment options.

To calculate the total number of units, we start with the number of units you bought on the issue date. Then we add units of the account you bought:

•	using additional net premiums, and

•	through any transfers from other investment options or the loan account.

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Finally, we subtract units of the account redeemed:

•	to pay for monthly charges,

•	to pay for withdrawals,

•	through any transfers to another investment option or the loan account,

•	to pay for transfer fees, and

•	to pay for any surrender charges.

Calculating policy value in the loan account

To calculate the total policy value in the loan account on any day, we add:

•	any amounts transferred into the account, and

•	any interest credited to the account.

Finally, we subtract:

•	any transfers out of the account.

Monthly charges

We deduct a monthly charge from your policy value on each monthly charge date. Unless you provide us with instructions to the contrary, we will make the charge in proportion to the policy value you have in each investment option. We will stop deducting the monthly charge when the person insured by the policy reaches age 120.

The monthly charge has four parts:

•	Policy fee

You will find the guaranteed maximum policy fee in Section 1.

•	Administrative expense charge

You will find the guaranteed maximum administrative expense charge in Section 1. Changes to the amount of any base Face Amount layer, other than changes that eliminate the layer, do not impact the monthly amount of administrative expense charge applicable to that layer.

•	Asset Based Risk Charge

You will find the guaranteed maximum Asset Based Risk charge in Section 1. The Asset Based Risk Charge applies to the policy value allocated to the investment accounts evaluated before the monthly charges have been deducted.

•	Cost of insurance charge

Here is how we calculate the cost of insurance charge:

•	first we divide the net amount at risk by $1,000, and

•	then we multiply that amount by the monthly cost of insurance rate per $1,000 of net amount at risk.

Different cost of insurance rates may apply to the net amount at risk for the initial base Face Amount, each increase in the base Face Amount, and any supplemental Face Amounts you have asked for. The net amount at risk is equal to the death benefit divided by 1.00246627 minus the policy value evaluated before the monthly charges have been deducted. The net amount at risk can never be less than zero.

When we are calculating net amount at risk, we allocate the policy value and premiums paid to each layer of Face Amount in proportion to the total Face Amount. If we have increased your death benefit in accordance with the minimum death benefit, we allocate that increase to each layer of Face Amount in proportion to the total Face Amount.

The monthly cost of insurance rates for the net amount at risk of a layer of coverage are based on the issue age, gender and underwriting class of the person insured by the policy. They are also based on the number of years the layer has been in force.

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The monthly cost of insurance rates for the initial base, initial supplemental, and scheduled supplemental Face Amounts will never be greater than the guaranteed maximum monthly cost of insurance rates shown in Section 1.

•	Charges for optional riders

If you have added any riders to your policy, applicable charges will be included in your monthly charges as outlined in Section 1 of your policy.

Changing our charges

•

Subject to regulatory approval, we may change our monthly cost of insurance rates, excess interest rates, Asset Based Risk Charge, premium expense charges, administrative expense charges, and policy fees, if we change our future expectations for mortality, expenses, persistency, investment earnings, required reserves, required surplus, or federal, state or local taxes. The interest rates will never be less than the guaranteed minimum interest rates and the other rates and charges will never be greater than the respective guaranteed maximums. We will make any changes according to the procedures and standards on file with the insurance department of the state where we delivered this policy.

Changes we make to rates and charges will be the same for all policies that have the same Face Amount, death benefit option and policy year, and where the people insured by the policies have the same issue age, gender and underwriting class. Changes will first apply on the next monthly charge date.

We will calculate changes in policy cost factors prospectively. We will review interest rates at least once a year. We will review all other charges at least once every five years.

We will not change our charges more than once a month. We will not change our charges because of a change in the health or job of the person insured by this policy. We also will not change our charges to recoup any prior losses.

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Lapsing and reinstatement

If your policy value less any outstanding loan amount is less than the monthly charge on the date it is due, your policy may lapse, which means you will no longer have any insurance coverage. If your policy is in danger of lapsing, we will give you a grace period to pay the premium needed. If your policy lapses, you have three years from the end of the grace period to apply for reinstatement. You cannot reinstate your policy if you surrender it.

About lapsing

Generally, if your policy value less any outstanding loan amount is not enough to cover the monthly charge on the date it is deducted, your policy may lapse.

We will tell you the minimum payment you have to make in order to keep your policy in force. You will be required to make a minimum payment that is enough to cover the lesser of

•	any accumulated unpaid monthly charges, including excess loan interest plus three current monthly charge deductions, or

•	the amount needed to satisfy the minimum premium test of the No-Lapse Guarantee Period plus three Minimum Monthly No-Lapse Premiums as described below.

We will send a lapse notice to you, any third party designated by you, and to anyone you have assigned your policy to, at the most recent addresses we have in our records.

No-Lapse Guarantee Period

During the No-Lapse Guarantee Period for base Face Amounts shown in Section 1, your policy will not lapse by reason of insufficient value if your policy satisfies the minimum premium test as described herein. If your policy satisfies the minimum premium test, base Face Amount layers will not terminate during the No-Lapse Guarantee Period for base Face Amounts, and supplemental Face Amount layers will not terminate during the No-Lapse Guarantee Period for Supplemental Face Amounts. The No-Lapse Guarantee Periods begin on the policy date shown in Section 1.

Your policy satisfies the minimum premium test if the Premiums paid less any Partial Withdrawals and less any outstanding loan amount exceeds the sum of the Minimum Monthly No-Lapse Premiums which applied to the policy in each policy month from the policy date to the valuation date on which the test is applied. The Minimum Monthly Premium applicable to the policy is shown in Section 1.

The Minimum Monthly No-Lapse Premium may be revised as a result of any changes to the benefits provided by your policy or any riders attached to your policy.

The revised Minimum Monthly No-Lapse Premium will be effective as of the effective date of the change triggering the revision and will remain in effect until revised by any future change.

While your policy remains in force solely because of the No-Lapse Guarantee Period, your policy value will not be reduced below zero. Unpaid charges that become due while your policy remains in force solely because of the No-Lapse Guarantee Period do not need to be repaid.

The grace period

We will give you a grace period of 61 days to make the minimum payment. The grace period will start on the date we send notice to you. When the policy value less any outstanding loan amount is insufficient to cover the monthly charge, and either the policy is beyond the No-Lapse Guarantee Period for base Face Amounts or the minimum premium test of the No-Lapse Guarantee Period is not satisfied, we will transfer any remaining policy value in the investment options into a special holding account that does not earn interest.

If we do not receive the minimum payment within the grace period, your policy will lapse with no value. If your policy lapses at the end of the grace period, we will return any payments you made to us during the grace period. We will always give you at least 15 days, but no more than 45 days written notice prior to having your policy lapse at the end of the 61-day grace period described above. We will send a notice to you, and to anyone to whom you have assigned your policy to, at the most recent addresses we have in our records.

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Reinstating your policy

If your policy lapses, you have three years from the end of the grace period to apply for a reinstatement. If approved, we will reinstate the policy only, excluding any riders.

We will approve the reinstatement of your policy if you send us the following:

•	an application provided by us,

•	evidence of insurability satisfactory to us, and

•	payment of:

•	any outstanding loan amount as of the date the policy lapsed, or reinstatement of that amount,

•	all unpaid monthly charges as of the date the policy lapsed, plus interest at an annual effective rate of 6% from the date the policy lapsed to the date we reinstate it, and

•	a premium that is enough to cover three current monthly charge deductions.

We will reinstate your policy on the date we approve the reinstatement or the date we receive the payment needed for reinstatement, whichever comes later. On the date we reinstate your policy, the policy value will increase by the amount you paid to reinstate it, less:

•	any loan payment,

•	any unpaid monthly charges with interest, and

•	any premium expense charge.

If we reinstate your policy on a monthly charge date, we will also deduct a monthly charge.

Payment methods for the death benefit proceeds and cash surrender value

You can choose to have the death benefit proceeds or the cash surrender value paid in a lump sum. Other settlement options may be available. Full payment of the death benefit proceeds to the person designated as entitled, discharges us from all claims under the policy. You will find more about the cash surrender value in Surrendering your policy.

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Other things to know about your policy

Entire contract

The entire contract consists of this policy; any attached additional benefit riders, endorsements, original application and any subsequent application(s) for changes that are attached to this policy. We relied upon the application(s) in issuing this policy. All statements made in the application(s) are assumed to be true to the best knowledge and belief of the person(s) making them. These statements in the absence of fraud are representations and not warranties. No statement will be used to void this contract or contest a claim unless it is a material misrepresentation contained in the application(s).

Only our President, a Vice President or the Secretary may change the terms of this policy or waive any of our rights or requirements under it.

Statements and reports we will send you

We will send you an annual statement. We may send you other periodic statements. The statements will give you information about your policy, including:

•	death benefit proceeds,

•	Face Amount,

•	current interest rates for the fixed accounts and loan account,

•	policy value,

•	cash surrender value,

•	any applicable surrender charge,

•	any outstanding loan amount,

•	premium payments you have made,

•	premium expense charges we have deducted,

•	monthly charges we have deducted, and

•	any other information that is needed by law in the state where we delivered this policy.

We will also send you confirmations as required by the Securities and Exchange Commission when you pay premiums, transfer between investment options, and perform most other transactions.

Illustrations

Starting on your first policy anniversary, you can ask us to send you an illustration showing hypothetical projections of your policy value and death benefit. We reserve the right to limit the number of illustrations to no more than one per policy year.

Communicating with us

You should send all payments, and any correspondence to us, to our administrative office. You will find the address on the front cover of this policy. You should always include your policy number, your full name and current address, and the full name of the person insured by the policy.

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When we process payments

We send out all payments from our administrative office. You will find the address on the front cover of this policy.

We may delay making any withdrawals, loans, transfers and surrenders from the investment accounts or applying any premium payments to the investment accounts under unusual circumstances; for example, if:

•	the New York Stock Exchange closes on a day other than a regular holiday or weekend,

•	the SEC determines that trading on the New York Stock Exchange is restricted or that an emergency exists, or

•	the corresponding portfolio of an investment account lawfully suspends payment or redemption of its shares.

We may delay payments of withdrawals, loans, transfers and surrenders from the fixed accounts for up to six months. We will not delay a payment if it needs to be used as a premium payment for any policy you may have with us. Payments of any amounts derived from premiums paid may be delayed until such time as we have received the funds.

All payments we make to you under this policy are exempt from the claims of any creditors, to the extent allowed by law. You cannot assign or withdraw payments before we make them without our consent.

Misstatement of age or sex

If we find out that you stated the age or gender of the person insured by the policy incorrectly on your application, we will adjust the death benefit before we calculate the death benefit proceeds. The death benefit will be the amount that you could have bought with your last monthly cost of insurance charge at the correct age or gender. If you have any riders, the death benefit for them will be the amount that you could have bought with your last monthly rider charge at the correct age or gender.

Contesting the validity of your policy

This policy will be incontestable after it has been in force during the insured’s lifetime for two years from its issue date. If we successfully contest this policy during the first two years, we will refund your premiums.

The amount of any increase in the death benefit due to a death benefit option change subject to evidence of insurability will be incontestable after such change has been in force during the insured’s lifetime for two years from the date the change takes effect. If the Face Amount has been increased subject to evidence of insurability, such increase will be incontestable after it has been in force during the insured’s lifetime for two years from the date the increase takes effect. If we successfully contest a death benefit option change or an increase in Face Amount subject to evidence of insurability, the death benefit will be what would have been payable had such change or increase not taken effect. We will refund to your policy value any additional cost of insurance, administrative expense and rider charges associated with such increase or change.

If this policy is reinstated, statements made in the reinstatement application will be incontestable after this policy has been in force during the insured’s lifetime for two years from the reinstatement date.

If this policy is issued as a result of a conversion option from another insurance contract issued by us, the contestable period will be measured from the issue date of such originating contract.

The contestable period of any additional benefit rider attached to this policy is stated in the rider.

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If the person insured by the policy commits suicide

In the event of the suicide of the insured, while sane or insane, within two years from this policy’s issue date or the date of reinstatement, our liability will be limited to the amount of premiums paid less any outstanding loan amount and any withdrawals.

In the event of the suicide of the insured, while sane or insane, within two years from the effective date of any increase in Face Amount or death benefit option change for which evidence of insurability had been provided, our liability will be limited to the death benefit that would have been payable had the increase or change not taken effect. We will also refund to your policy value any additional cost of insurance, policy unit, and rider charges associated with such increase or change.

If this policy is issued as a result of a conversion option from another insurance contract issue by us, the suicide period will be measured from the issue date of such originating contract.

The suicide exclusion of any additional benefit rider attached to this policy is stated in the rider.

Policy calculations

The values under this policy comply with the laws of the state where we delivered this policy. We have filed a detailed statement showing how we calculate these values with the state insurance department.

We base the net single premiums used for the cash value accumulation test on the 2001 Commissioners’ Standard Ordinary Mortality Tables using the age as of last birthday, gender, and if applicable, the tobacco use status of the person insured by the policy. We use an annual interest rate of 4%.

We use the same mortality tables to calculate guaranteed maximum cost of insurance rates, taking into account the number of policy years and the issue age, gender and underwriting class of the person insured by the policy. Separate scales of the guaranteed maximum cost of insurance rates apply to substandard underwriting classes.

Dividends

This policy is a non-participating policy and does not pay dividends.

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Section 3 — Some definitions

administrative office

the office you must contact to exercise any of your rights under the policy. You should send all payments and requests to:

TIAA-CREF Life Insurance Company,

[P.O. Box XXX,

Atlanta, GA 31139],

[1 877 694 0305]

age

a person’s age as of the nearest birthday to the policy date (the issue age shown in Section 1), plus the number of full policy years completed since the policy date. We increase “age” by one year on each policy anniversary.

administrative expense charge

The administrative expense charge is a monthly charge to help cover our sales costs.

base layer

any portion of base Face Amount issued on the same date.

business day

any day that the New York Stock Exchange or its successor is open for trading. It usually ends at 4:00 pm Eastern Time or when trading closes on the New York Stock Exchange or its successor, whichever is earlier. If we receive your payment or request after the end of a business day, we will process it as of the end of the next business day.

cash surrender value

your policy value less any outstanding loan amount and any surrender charge.

death benefit proceeds

the amount we pay to your beneficiaries when we receive due proof of the death of the person insured by the policy. The amount equals the death benefit under the death benefit option you have chosen minus any outstanding loan amount and any overdue monthly charges.

face amount

the amount of insurance coverage you have chosen (the initial base Face Amount in Section 1), plus any increases in Face Amount, less any decreases in Face Amount.

federal tax law

Section 7702 of the Internal Revenue Code of 1986 and any successor provisions.

fixed accounts

investment options supported by our general account. The policy value allocated to these accounts earns interest at a rate no less than the guaranteed minimum rate of interest, shown in Section 1.

general account

the account containing all of our assets other than those in the separate account.

in force

when our obligations under the policy begin once we receive your first premium payment and issue this policy. Your policy will be in force until the person insured by the policy dies, the grace period expires and your policy lapses, or you surrender or exchange your policy.

initial face amount

the Face Amount on the issue date, which includes the base and supplemental Face Amounts, shown in Section 1.

TMVUL2011	Page 38

investment account

an investment option that invests in shares of a corresponding portfolio. Each investment account is a subaccount of the separate account, VLI-2.

investment options

the options you can choose from when you are allocating net premiums under this policy. The investment options for this policy are the investment accounts and the fixed accounts.

issue age

the age, shown in Section 1, of the person insured by the policy as of the nearest birthday to the policy date.

issue date

the day, shown in Section 1, that we issued this policy at our administrative office. We measure the suicide and contestability periods from the issue date.

layer of coverage

See base layer and supplemental layer. Different layers of coverage will be subject to distinct treatment in accordance with the various provisions of the policy.

layer year

the number of years since the layer of coverage has been in effect.

licensed physician

an individual licensed to practice medicine in the state in which this policy is delivered and who is acting within the scope of such license. A licensed physician does not include you, the person insured by the policy, or a person who lives with you or the person insured by the policy.

loan account

an account within our general account to which we transfer policy value from the investment options as collateral when you take out a policy loan. The policy value in the loan account earns interest at a rate no less than the guaranteed minimum rate for loans described in Section 1.

modified endowment contract

a special kind of life insurance policy that is defined in Section 7702A of the Internal Revenue Code. It does not receive the same tax advantages as other life insurance policies.

monthly charge date

the day we deduct the monthly charge from your policy value. It is the same date of each calendar month as the policy date or it is the last day of the month if that comes first.

net amount at risk

the amount we use to calculate the cost of insurance charges for this policy and any riders you have added. It can never be less than zero. We calculate it by dividing the amount of death benefit by a monthly interest factor of 1.00246627. Then, from this amount, we subtract the policy value evaluated before we deduct any monthly charges.

net premium

any premium payment, less a premium expense charge, that we allocate to an investment option.

no-lapse guarantee period

the period during which the policy is guaranteed not to lapse as long as you have paid at least a specified level of premiums since policy issue outstanding loan amount

the amount in the loan account plus any unpaid and accrued interest you owe.

TMVUL2011	Page 39

policy anniversary

the same date of each calendar year as the policy date shown in Section 1. If the policy date is February 29, the policy anniversary in calendar years that are not leap years will be February 28.

policy date

the effective date of this policy shown in Section 1. Policy months, policy years and policy anniversaries are measured from the policy date.

policy value

the total amount in the investment accounts, the fixed accounts and the loan account.

policy year

a year that starts on the policy date or on a policy anniversary.

portfolio

an investment company that is registered with the SEC in which an investment account is invested. Each portfolio has its own investment objective, strategy and risk.

premium expense charge

prior to allocation of Premium, we deduct a specific Premium Expense Charge from each Premium to defray our sales costs and related taxes.

SEC

Securities and Exchange Commission.

securities law

the Securities Act of 1933 and the Investment Company Act of 1940.

separate account

the TIAA-CREF Life separate account, VLI-2. It is divided into investment accounts, each of which invests in shares of a corresponding portfolio.

supplemental layer

any portion of supplemental Face Amount issued on the same date. Different layers of coverage will be subject to distinct treatment in accordance with the various provisions of the policy.

tax test

the Internal Revenue Code Section 7702 test shown in Section 1 that we use to calculate your policy’s minimum death benefit and the maximum amount of premium you can pay. Once we issue your policy, the tax test cannot be changed.

underwriting class

a class we assign to the person insured by the policy and use to calculate cost of insurance charges. Classes are based on health, whether or not the person uses tobacco and other non-medical factors. Classes include any flat and temporary extra mortality charges.

unit

a measure used to calculate the amount of policy value in any investment account.

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Key features of your Flexible Premium Variable Universal Life Insurance Policy

•	Adjustable death benefit

•	Flexible premiums payable during the insured’s lifetime

•	Premiums can be allocated to the fixed accounts and/or to our investment accounts

•	No-Lapse Guarantee Period

•	Charitable Giving Benefit

•	Policy value, death benefit and length of coverage can be variable or fixed according to the provisions of this policy and may increase or decrease depending on investment performance

•	Minimum death benefit and the method for determining the amount of your death benefit are described in The death benefit provision of this policy

•	Pays death benefit proceeds when the person insured by the policy dies

•	Can be cashed in for its cash surrender value

•	Non-Participating policy. This policy does not pay dividends

•	Accelerated Death Benefit option, but you should consult a personal tax advisor first because the payment may be taxable

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